EXHIBIT 10.15

Shanghai State Owned Land Use Right Sales Contract

Hu Pu Fang Di (2006) Sales Contract No. 131

Pudong New District Construction and Transportation Commission

December 31, 2006

Shanghai State Owned Land Use Right Sales Contract

Seller: The Construction and Transportation Commission of the Pudong New District, Shanghai, Legal Representative: Min Shilin (hereinafter, Party A)

Buyer: Shanghai OmniVision IC Design Co. Ltd., Legal Representative: He Xinping (hereinafter, Party B)

Subject to the Land Administration Law of the People’s Republic of China, the Urban Real Estate Administration Law of the People’s Republic of China, the Provisional Regulation on the Sale and Transfer of the Urban and Township State Owned Land Use Right of the People’s Republic of China, Shanghai Ordinance on the Land Use Right Sales, and other laws and regulations, both parties agree as follows:

Article I                 The ownership of the land under the Land Use Right (LUR) sales belongs to the People’s Republic of China.  The state and its governments shall have over such land all jurisdictional and administrative powers according to law, all rights and powers that are exercisable by the state according to law, and all rights and powers that are exercisable for the benefit of the public interest.  The underground minerals, resources, buriers and public utilities etc. are excluded from the LUR sale.

Article II               Party A hereby sells to Party B the parcel of land as-is located at No. 10 Street, Parcel 61/1, Town of Zhang Jiang, Pudong New District, Shanghai, the total area of which is 29,964.7 square meters.  The area, location and boundaries are indicated in the attached survey map, which has been confirmed and signed by both Parties.

The LUR under this contract shall be used for: industrial use.  The term for the LUR shall be 50 years (the “Term”), starting from the effective date of this contract.

Article III              The sales price for the LUR under this contract shall be RMB ¥ 4,794,352 (say, Four Million Seven Hundred Ninety Four Thousand Three Hundred Fifty Two Yuan RMB).  Foreign investor of Party B shall pay in Renminbi currency converted from the foreign currency, subject to the state foreign exchange regulations.

During the Term of the land use, Party B shall pay to the Land Administration Bureau of the Pudong New District, Shanghai an annual land use fee equal to One RMB Yuan per square meter.

Article IV              Within 15 days after the effective date of this contract, i.e., before January 15, 2007, Party B shall pay to the Shanghai Housing and Land Resources Administration Bureau a security deposit of RMB ¥ 1,794,352 (say, One Million Seven Hundred Ninety Four Thousand Three Hundred Fifty Two Yuan RMB), which deposit shall be a part of the sales price.

Within 60 days after the effective date of this contract, i.e., before February 28, 2007, Party B shall pay to the Shanghai Housing and Land Resources Administration Bureau the sales price balance of RMB ¥ 3,000,000 (say, Three Million Yuan RMB).

Article V               Party B must pay the sales price (inclusive of the deposit, same below) in time and full amount in accordance with this contract.  If Party B requests an extension to pay for the sales price,  Party B shall submit a written application to the Shanghai Housing and Land Resources Administration Bureau prior to the provided due date, and subject to the approval of extension by the Shanghai Housing and Land Resources Administration Bureau, Party B shall pay a late fee equal to one-thousandth of the sales price per day past the due date; in the event that Party B fails to apply for the extension, fails to obtain approval for the extension, or fails to pay off the sales price in time with no special reasons, among others, Party B shall be liable for a late fee equal to three-thousandth of the sales price per day.

In the event of the following, Party A is entitled to terminate this contract and liquidation damages, and Party B will forfeit the amounts already paid for the sales price:

1.         Party B fails to pay the sales price in time or in full amount without applying to the Shanghai Housing and Land Resources Administration Bureau for an extension, which failure continues over 90 days;

2.         Party B fails to obtain the approval for extension, and the payment is delayed over 90 days;

3.         After obtaining approval for the extension, Party B still fails to pay in time or in full amount.

Article VI              After Party B has paid off the sales price in accordance with this contract, Party B shall file the LUR for the initial registration at the Real Estate Registration Office of Pudong New District, pursuant to the relevant real estate registration regulations of Shanghai.

Article VII            During the Term of the land use, Party B shall develop and utilize the land in accordance with the permitted use provided in this contract and the attached “Conditions of Use of the State Owned Land at No. 10 Street, Parcel 61/1, Town of Zhang Jiang, Pudong New District, Shanghai” (hereinafter “Conditions of Use”).  In the event that Party B requests any change to the Conditions of Use, Party B shall, subject to the approvals required by relevant laws, obtain the consent from Party A, amend this contract, adjust the sales price, and file the real estate registration.

Article VIII           The Shanghai Government reserves the right to make and adjust the zoning plans to the land under this contract.  During the Term of the land use, any change, expansion or rebuild to the buildings constructed pursuant to the Conditions of Use, or at the expiration of the Term, the LUR extension, shall be subject to the then effective zoning requirements.

Article IX              Party B shall start the construction in accordance with the permitted use and the commencement date prescribed in this contract.  Failure to start the construction by the commencement date will be subject to a idle-land fee to be assessed by the real estate administration, up to forfeiture of the LUR, pursuant to the Urban Real

Estate Administration Law of the People’s Republic of China, Regulations on the Urban Real Estate Development and Operation Management, as well as other applicable laws and regulations, and the provisions set forth in Section 3.2 of the Conditions of Use.

If Party B has started the construction by the commencement date, but the constructed area fails to reach one-third of the total area of the land or the invested amount fails to reach 25% of the total required investment, and the construction is suspended for over one year without permission, the land shall be deemed idled, and be subject to the idle-land fee to be assessed by the real estate administration authority, up to forfeiture of the LUR.

Article X               If Party B is unable to complete construction due to its own reason:

1.         to terminate the construction, Party B shall apply to Party A for termination of this contract and for return of the land; subject to the approvals of zoning, land administration, construction authorities of the government, the Parties shall terminate this contract, and Party A will take back the LUR.  The payment made by Party B for the LUR sales price, net of the deposit, idle-land fees, and other applicable fees, will be returned to Party B (principal only, without accrual of interest).

2.         to reduce the investment, provided that the land is suitable for subdivision, so that the unused portion of the land is re-developable after such division, Party B shall apply 90 days prior to the completion of the construction to Party A for the adjustment of land area; subject to the approval of zoning, land administration, construction authorities of the government, the Parties may reenter into the contract to amend the land area, the sales price, the land use conditions, and so on, and Party A will take back the LUR of the reduced portion.  The sales price for the LUR paid by Party B, net of the deposit, idle-land fees, and other applicable fees, will be returned to Party B (principal only, without accrual of interest).

Article XI              Within 60 days after completion of the construction, Party B shall submit all records, and the final acceptance and audit reports of the construction project to Party A for review and examination of the actual total investment, per-unit investment and other criteria in light of those set forth in Section 1.4 of the Conditions of Use.

Failure to meet the total investment and per-unit investment criteria shall be deemed a breach of this contract, and Party A will be entitled to the defaulting fee, and in addition, require Party B to continue performance.

Article XII            If the fixed assets investment or per-unit investment does not meet the requirements of Section 1.4 of the Conditions of Use, Party A will be entitled to the defaulting fee equal to the sales price times proportional to which the short investment is of the required investment.

Article XIII           If the constructed area, the building density, or other index fails to meet the requirements in Section 1.3 of the Conditions of Use, Party A will be entitled to the defaulting fee equal to the sales price proportional to which the discrepancy is of the required standards.

Article XIV           If the green area, administration building or living services facility exceeds the requirements in Section 1.5 and 1.6 of the Conditions of Use, Party A will be entitled to the defaulting fees equal to 20 percent of the sales price, and require Party B to deconstruct such green areas and buildings.

Article XV            After Party B has paid off the sales price in accordance with this contract, registered the LUR and obtained the certificate of title to the buildings, Party B may transfer, lease and set collateral on the LUR under this contract according to the law.  During the Term of the land use, Party A shall have the right to examine and oversee the land use, transfer, lease, and collateral.

The initial transfer of the LUR and the construction projects may only occur after the investment for the construction of the buildings on the land has satisfied all the requirements set forth in the “Shanghai Real Estate Transfer Provisions.”  Prior to the satisfaction of the foregoing condition, Party B may not transfer the LUR, or change the name or the capital structure of the buyer.

The rights and obligations set forth in this contract shall be transferred along with the initial or subsequent transfer of the LUR; after the transfer, the term of the LUR shall be the remainder of the Term as of the transfer.

Article XVI           So long as the capital structure of the buyer does not change, if Party B gets approval after execution of this contract to set up a land development company, then Party B shall enter into a supplementary agreement with Party A to change the name of the buyer, which may apply for or change in the name of such company the certificate of title and other real estate registrations.

If there are provisions otherwise set forth in the bidding, listing or auction of the land, such provisions shall prevail.

Article XVII         During the Term of this contract, Party A may not rescind the LUR legally acquired by Party B.  Under special circumstance, if the public interest requires early rescission of the LUR, Party A shall have obtained the approvals according to laws.  Party B is entitled to proper compensation for the early termination based on such factors as the years remaining the Term, the development of land, among others.

Article XVIII        Prior to the expiration of the Term, in order for Party B to continue the LUR, Party B must apply to Party A for renewal no later than one year in advance of the expiration. If Party A agrees to the renewal, Party B shall register the LUR extension pursuant to relevant provisions, and sign a new LUR sales contract with Party A, and pay for the sales prices.   If Party B fails to apply for the renewal or if the application is denied, Party B shall return the land to Party A or the comparable land administration authority of the government, and register for the expiration of the LUR.

Article XIX           If Party A breaches this contract, Party B may request Party A for correction within a certain period of time, and if Party A remains in default, Party B may terminate this contract and ask for damages.

If Party B breaches this contract, Party A may request Party B for correction within a certain period of time, and if Party B remains in default, Party A may terminate this contract and ask for damages.

Article XX            The attached “Conditions of Use of the State Owned Land at No. 10 Street, Parcel 61/1, Town of Zhang Jiang, Pudong New District, Shanghai” (hereinafter “Conditions of Use”) is a part of this contract, having the same legal force and effect as this contract.

Article XXI           The formation, construction, performance and dispute resolution of this contract shall apply the laws of the People’s Republic of China and local rules and regulations of Shanghai.   Any dispute arising out of this contract shall be negotiated by both parties; and if such negotiation fails, shall be resolved in accordance with the second option set forth below:

1.                    through arbitration at applicable arbitration tribunal;

2.                    by litigation at the people’s court according to law.

Article XXII         This contract and attached Conditions of Use consist of total 11 pages, written in Chinese.  If the contract is written in Chinese and other languages, the Chinese version shall be controlling.

The amount in the contract is written in both numeric and descriptive forms, and both shall be consistent; in case of any discrepancy, the descriptive form shall prevail.

This contract may not be changed by handwriting.  The contract shall be made in four copies, each of equal legal force and effect.  The parties hereto shall each hold one copy, and one shall be submitted to real estate administration authority for registration.

Article XXIII        This contract is made into on December 31, 2006 in Shanghai, People’s Republic of China.

Article XXIV        The Parties may enter into supplementary agreements for the matters not addressed herein.

Party A: The Construction and Transportation Commission of the Pudong New District, Shanghai

Legal Representative or authorized

person: Min Shilin

Address: No. 2001 Century

Boulevard, Pudong New District,

Shanghai

Tel: 50614610 - 82084

Fax:

Party B:  Shanghai OmniVision IC Design

Co. Ltd.

Legal Representative or authorized person:

Huai Lihua

Address: Rm 402, No. 88, Lane 887,

ZuChongZhi Road, Pudong New

District, Shanghai

Tel: 61055100 - 132

Fax: 61055101

Conditions of Use of
the State Owned Land at No. 10 Street, Parcel 61/1, Town of Zhang Jiang,
 Pudong New District, Shanghai

The Conditions of Use of the State Owned Land at No. 10 Street, Parcel 61/1, Town of Zhang Jiang, Pudong New District, Shanghai (“Conditions of Use”) are specified as following:

1                                         Conditions of the Land Use

Party B shall develop and use the land on the following conditions:

1.1           Permitted use: industry and scientific research

1.2           Term:  50 years, from the effective date of the contract.

1.3           Permitted constructed areas: no greater than 15,000 square meter per hectare; and no smaller than 6,000 square meter per hectare;

1.4           Investment intensity:  the total investment under the contract shall be no less than ¥ 230 million RMB as approved or filed; per unit investment shall be no less than ¥ 7.66 billion RMB per square kilometer.

1.5           Party B may not build residential suites, expert suites, hotels, recreational or training center etc on the land.

1.6           Green area coverage: no less than 25% of the total area but no greater than 30%.

1.7           Parking: subject to the “Shanghai Parking Lots (Parking Garages) Standards (DBJ08-7-90).”

1.8           Other criteria shall conform to the approved zoning documents of the Pudong New District, Shanghai.

1.9           All buildings on the land must satisfy the requirements of the “Shanghai Urban Zoning Administration Technical Specifications.”

2                                         Urban Construction Management

2.1           The construction on this land by Party B shall be subject to the relevant State and Shanghai provisions relating to the plantation, metro-aesthetics, sanitation, environment protection, fire-brigade safety, traffic management and designs, construction work, and other aspects of the urban construction management.

2.2           Party B shall allow the pipes and pipelines of the government to pass through or across the land for the public benefit.  If the buildings and the attachments thereto are damaged as a result of such, Party B is entitled to compensation from responsible units of the government in accordance with the laws.

2.3           Party B shall ensure that the personnel, vehicles and equipment of the public safety, fire-fighting, and medical rescue or other units of the government to enter into the land for the emergency rescues or for the performance of the duties.

2.4           Party B shall be liable for the losses to the State or individuals as a result of the harm on the land to the environment and neighboring facilities.

3                                         Construction Management

3.1       Party B shall commence the construction prior to June 30, 2007 and finish by June 30, 2009.

3.2       If Party B cannot commence the construction according to the time set forth in Section 3.1, Party B shall apply at least 30 days in advance to Party A with persuasive reasons for postponement, provided that the postponement may not exceed one year.  Subject to the approval by Party A of the postponement, the project finish date may be postponed accordingly.

3.3       If Party B fails to commence or finish the construction pursuant to Section 3.1, or fails to commence or finish the construction as postponed pursuant to Section 3.2, then Party B shall pay Party A for a late fee equal to 3% of the sales price per day.

Unless otherwise agreed by Party A, failure to commence the construction within 1 year after the commencement date set forth in Section 3.1 shall be subject to the idle-land fee pursuant to Article IX of the Contract; if such failure continues for 2 years, the LUR will be forfeited, together with all buildings and attachment thereto on the land, by the land administration authority with no compensation whatsoever, unless the delay or failure is caused by force majeure, government action or any necessary work for the initial development.

3.4           Party B may not occupy the land outside the boundaries of the land without permission.  Party B must apply for temporary use permit for any use of such land; or otherwise will be liable for illegal occupation of the land.

4                                         Boundary Pole Setting and Marking

4.1       Party A sets up the poles at all turning points of the boundary lines according to the red lines of survey map.  Party B shall take effective measures to protect such poles.  If the poles are moved or damaged, Party B shall report immediately to Party A, and apply for the new survey and boundary setup.

4.2       If the poles are missing, moved, or damaged, Party B shall pay for the costs for the new survey and pole setting.

5                                         Public Utility and Housing Removing

5.1       Party B is responsible, at its own expense, for setting up the suitable utilities.

5.2       Party B or its contractors shall be responsible, at their own costs, for the timely repair or recovery of the damages caused by the construction work to the ditches, drains, cables, and other lines or pipes as well as buildings on the surrounding areas.

5.3       During the Term of the land use, Party B shall protect the public utilities on the land (including the ground level monitoring facilities) from damages; in case of damages, Party B shall be liable for the costs of repair.

5.4       Users of the adjacent lands shall be jointly responsible for the maintenance and management of the common pathways and facilities of such neighboring lands, with costs shared.

6                                         LUR Transfer, Lease and Collateral

6.1       The LUR may not be transferred or leased if the land is not developed or utilized in accordance with the contract and the Conditions of Use.

6.2       The LUR and all the buildings on the land may be transferred legally if the land construction has met the requirements of Article XV of the Contract.

6.3       The LUR of the land may be used as collateral in accordance with the provisions of the relevant laws and regulations as well as the Shanghai Real Estate Collateral Provisions, etc.  Prior to the completion of the building construction, the collateral loans must be used for the development and construction of the land.  When the LUR is in collateral, all the buildings and attachments thereof are also subject to the collateral.

6.4       The advance sales, sales, lease or give-away of the buildings shall be compliant with the laws and regulations as well as the Shanghai Real Estate Registration Regulations, Shanghai Real Estate Transfer Regulations, Shanghai Housing Lease Regulations and other relevant provisions of the Shanghai Housing and Land Resources Administration Bureau.

7                                         Building Maintenance, Repair, Change and Reconstruction

7.1       During the Term of the land use, Party B shall ensure, at its own cost, that all the buildings and other facilities constructed and to be constructed in good and usable conditions.

7.2       During the Term of the land use, without approval of Party A, Party B may not deconstruct, change or reconstruct the public utilities and buildings on the land.